SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This document (the "Second Amendment") amends the Executive Employment Agreement dated January 25, 2018 between Mark K. Mason ("Executive") and HomeStreet, Inc., HomeStreet Bank and their affiliates (collectively "HomeStreet"), which was subsequently amended effective July 29, 2020 (as amended, the "Employment Agreement"). Any capitalized terms used in this Second Amendment and not otherwise defined herein shall have the meaning set forth in the Employment Agreement. The parties agree as follows:

1.Amendment to Term of Employment Agreement. The parties further amend the Employment Agreement by striking Section LB of the Employment Agreement in its entirety and replacing it with the following:

This Agreement commenced on the Effective Date and shall continue until December 31, 2025, unless sooner terminated as set forth in Section III. Thereafter, the Agreement shall thereafter automatically renew for successive one (1) year terms, unless either party provides the other with written notice of its intent not to renew no less than 180 days prior to the end of its term. Notwithstanding any termination of this Agreement or Executive's employment, the Executive shall remain subject to the restrictions in Section IV of this Agreement.

2.No Other Modification. Except as provided herein, the provisions of the Employment Agreement shall remain in full force and effect following the adoption of this Second Amendment and this Second Amendment shall not constitute a modification or waiver of any provision of the Employment Agreement except as provided herein.

3.Effectiveness. This Second Amendment shall be effective on the date it is signed by both Executive and HomeStreet.

[Signature Page Follows]

HOMESTREET, INC.
HOMESTREET BANK

Dated:	December 13, 2022	By:	/s/ Godfrey B. Evans
Godfrey B. Evans
EVP, General Counsel, Chief Administrative Officer

EXECUTIVE
Dated:	December 13, 2022	By:	/s/ Mark K. Mason
Mark K. Mason
President and Chief Executive Officer